Exhibit 99.1
Two Harbors Investment Corp.
Announces Results of 2011 Annual Meeting of Stockholders
NEW YORK, May 23, 2011 — Two Harbors Investment Corp. (NYSE: TWO; NYSE Amex: TWO.WS) announced the results of its 2011 Annual Meeting of Stockholders held on Tuesday, May 17, 2011. Stockholders of record at the close of business on March 28, 2011, were entitled to notice of and to vote at the Annual Meeting.
At the meeting, the company’s stockholders:
•	elected each of Mark Ein, William W. Johnson, Stephen G. Kasnet, Peter Niculescu, W. Reid Sanders, Thomas Siering and Brian C. Taylor to serve until our Annual Meeting of Stockholders to be held in 2012 or until his successor is duly elected and qualified;

•	ratified the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2011;

•	approved the advisory resolution relating to the company’s executive compensation; and

•	recommended, on an advisory basis, that future advisory votes relating to the company’s executive compensation be held every year.
In accordance with the recommendation of stockholders, the company has determined that it will hold an advisory vote on its executive compensation every year until the next advisory vote on frequency, which will be no later than the company’s annual meeting of stockholders in 2017.
The final voting results for each proposal will be filed today with the Securities and Exchange Commission on a Current Report on Form 8-K and will be available for viewing on the Company’s website at www.twoharborsinvestment.com.
About Two Harbors Investment Corp.
Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.
Additional Information
Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305, telephone 612-238-3300.
Contacts

Investors: Anh Huynh, Investor Relations, Two Harbors Investment Corp., 212-364-3221.